UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2009

GREAT SOUTHERN BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (417) 887-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NOTE

On March 26, 2009, Great Southern Bancorp, Inc. ("Great Southern") filed a Current Report on Form 8-K to report the completion of its acquisition of the deposits and certain assets of TeamBank, N.A., a commercial bank headquartered in Paola, Kansas. In that filing, Great Southern indicated that it would amend the Form 8-K at a later date to the extent financial information was required by Item 9.01. This amendment is being filed to update the disclosure in Item 2.01 and to provide the required financial information in Item 9.01.

Item 2.01.  Completion of Acquisition or Disposition of Assets

The acquisition consisted of assets with a fair value of approximately $429.3 million, including $222.8 million of loans, $111.8 million of investment securities, $83.4 million of cash and cash equivalents, $2.9 million of foreclosed assets, $3.9 million of FHLB stock and $4.5 million of other assets. Liabilities with a fair value of $600.4 million were also assumed, including $515.7 million of deposits, $80.9 million of FHLB advances, $2.3 million of reverse repurchase agreements with customers and $1.5 million of other liabilities. A customer-related core deposit intangible asset of $2.9 million was also recorded. In addition to the excess of liabilities over assets, Great Southern Bank (the "Bank") received approximately $42.4 million in cash from the FDIC and entered into a loss sharing agreement with the FDIC. Under the loss sharing agreement, the Bank will share in the losses on assets covered under the agreement (referred to as covered assets). On losses up to $115.0 million, the FDIC has agreed to reimburse the Bank for 80 percent of the losses. On losses exceeding $115.0 million, the FDIC has agreed to reimburse the Bank for 95 percent of the losses. Reimbursement for losses on single family residential mortgage loans are to be made monthly until the end of the month in which the tenth anniversary of the closing of the acquisition occurs, and reimbursement for losses on other loans are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the acquisition occurs.  The loss sharing agreement provides for indemnification from the first dollar of losses without any threshold requirement. The reimbursable losses from the FDIC are based on the book value of the relevant loans and foreclosed assets as determined by the FDIC as of the date of the acquisition, March 20, 2009.

Within 15 days after the end of each calendar month through March 2019, the Bank will deliver to the FDIC a certificate documenting the losses on single family residential mortgage loans and any recoveries offsetting prior losses on such loans during the applicable month. Within 30 days after each calendar quarter between and including the quarter ended June 30, 2009 and the quarter ended March 31, 2014, the Bank will deliver to the FDIC a certificate documenting the losses on other loans and any recoveries offsetting prior losses on such loans. In addition, within 15 days after the end of each quarter between and including June 30, 2014 and March 31, 2017, the Bank will deliver to the FDIC a certificate documenting recoveries on other loans.

The loss sharing agreement is subject to the following servicing procedures as specified in the agreement with the FDIC. The expected reimbursements under the loss sharing agreement were recorded as an indemnification asset at their estimated fair value of $153.6 million on the acquisition date. Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain of $27.8 million (pre-tax), which was included in Non-Interest Income in Great Southern's March 31, 2009 Consolidated Statement of

Operations. Due to the difference in tax bases of the assets acquired and liabilities assumed, Great Southern recorded a deferred tax liability of $9.7 million, resulting in an after-tax gain of $18.1 million. Under the Internal Revenue Service code, the gain will be recognized over the next six years.

An analysis of the likely short-term and long-term effects of the loss sharing agreement on Great Southern’s cash flows and reported results is included in Item 9.01(a) below.

The foregoing description of the Purchase and Assumption Agreement, including the loss sharing agreement, is a summary and is qualified in its entirety by reference to the full version of the Purchase and Assumption Agreement. A copy of the Purchase and Assumption Agreement, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01. In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements and Exhibits.

 Discussion

As set forth in Item 2.01 above, on March 20, 2009, the Bank acquired certain assets and assumed certain liabilities relating to 17 former branch offices of TeamBank pursuant to the Purchase and Assumption Agreement. A narrative description of the anticipated effects of the acquisition on Great Southern’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of Great Southern, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed, which is included below.

The acquisition resulted in significant increases in Great Southern’s total assets and total deposits, which will positively affect Great Southern’s operating results, as Great Southern earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of Great Southern to successfully collect interest and principal on loans acquired will also impact Great Southern’s cash flows and operating results.

Great Southern considers that the determination of the initial fair value of loans acquired in the March 20, 2009, FDIC-assisted transaction and the initial fair value of the related FDIC indemnification asset involve a high degree of judgment and complexity. The carrying value of the acquired loans and the FDIC indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. Great Southern determined current fair value accounting estimates of the assumed assets and liabilities in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations. However, the amount that Great Southern realizes on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing of collections on the acquired loans in future periods. Because of the loss sharing agreement with the FDIC on these assets, Great Southern should not incur any significant losses. To the extent the actual values realized for the acquired loans are different from the estimate, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition. In the acquisition, the Bank purchased $222.8 million in loans receivable, at fair value. This amount represents approximately 13.0% of Great Southern’s total loans at December 31, 2008. Foreclosed assets acquired were $2.9 million at fair value.

The Bank acquired $83.4 million in cash and cash equivalents in the transaction.  A portion of the cash acquired has been retained to create additional liquidity, and a portion has been utilized to reduce brokered deposits with interest rates that were above the Bank’s average cost of funds, thus improving the Bank’s interest rate spread. In addition to the cash and cash equivalents acquired, the Bank received $42.4 million from the FDIC. The Bank also acquired $111.8 million in securities, at fair value.

The following table presents information with respect to the carrying value of loans and investments acquired, as well as their principal amount and average contractual yield and term, and the amounts of acquired loans that are accounted for under AICPA Statement of Position 03-3 (“SOP 03-3) and other loans.

Schedule of Earning Assets Acquired
March 20, 2009
(dollars in thousands)
			FDIC	Combined	Average	Average
	Initial	Loan Fair	Loss Recovery	Fair	Months to	Contractual
	Value	Value	Fair Value	Value	Maturity	Rate

ASSETS
Interest bearing deposits in other banks	$50,051	$50,051	$ ---	$50,051	---	.16%
Federal funds sold	51,200	51,200	---	51,200	---	.22%
Investment securities	111,770	111,770	---	111,770	57	5.73%

Acquisition, development and construction loans (1)
Non SOP 03-3	89,910	35,049	38,978	74,027	46	5.45%
SOP 03-3	86,303	17,807	48,665	66,472	60	9.41%

Total acquisition, development and construction loans	176,213	52,856	87,643	140,499	53	7.39%

Residential mortgages (1)
Non SOP 03-3	46,033	33,719	8,749	42,468	138	6.50%
SOP 03-3	8,952	3,694	3,735	7,429	60	9.41%

Total residential mortgages	54,985	37,413	12,484	49,897	125	6.97%

Commercial real estate loans (1)
Non SOP 03-3	126,775	83,829	30,513	114,342	128	6.40%
SOP 03-3	20,643	8,519	8,614	17,133	60	9.41%

Total commercial real estate loans	147,418	92,348	39,127	131,475	118	6.82%

Commercial and other loans (1)
Non SOP 03-3	54,268	38,974	10,866	49,840	71	5.83%
SOP 03-3	2,898	1,196	1,209	2,405	60	9.41%
Total commercial and other loans	57,166	40,170	12,075	52,245	70	6.01%

Total loans	$435,782	$222,787	$151,329	$374,116	86	6.96%

Foreclosed real estate	$5,742	$2,871	$2,249	$5,120

(1)
See the discussion of SOP 03-3 loans and other acquired loans under “- Operating Results and Cash Flows” and the more detailed discussion in Note 11 of the Notes to Consolidated Financial Statements in Great Southern’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

In the acquisition, the Bank assumed $515.7 million in deposits, at fair value.  This amount represents approximately 27.0% of Great Southern’s total deposits of $1.91 billion at December 31, 2008. Demand and savings deposits accounts make up $193.8 million of these assumed deposits. The Bank also assumed $80.9 million in FHLB advances, at fair value, and $2.3 million of reverse repurchase accounts with customers.

In its assumption of the deposit liabilities, Great Southern believed that the customer relationships associated with these deposits have intangible value. Great Southern applied Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles. Therefore, Great Southern determined the amount of the core deposit intangible asset based on an independent valuation prepared by a qualified third party appraiser. Based on this valuation, Great Southern recorded a core deposit intangible asset of approximately $2.9 million related to the deposits that the Bank assumed, which will be amortized over its estimated life. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. The estimated life of this intangible asset is approximately seven years.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Future capital will be reduced by the amount of expected amortization, net of any tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowable and is a reduction from equity capital. It is expected that the results of disallowing this intangible asset should not materially affect Great Southern’s or the Bank’s regulatory capital ratios.

The nature of this intangible asset is subject to significant estimates by management of Great Southern related to the value and the life of the asset. These estimates could change over time. Great Southern will review the valuation of this asset periodically to ensure that no impairment of the asset has occurred. If any impairment is subsequently determined, Great Southern will record the impairment as an expense in its consolidated statement of operations.

Operating Results and Cash Flows. Great Southern’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to us for a variety of reasons, including:

•	the ability to expand into non-overlapping yet complementary markets -- for the most part, these locations were close enough to be operationally efficient, but didn’t overlap our existing footprint.

•
the very strong market position enjoyed by most of the 17 banking centers. We reviewed market share and total deposits by banking center and realized that many of these locations were as strong or stronger in their markets than our legacy Great Southern banking centers.

•
the attractiveness of immediate core deposit growth with low cost of funds. Over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions fought over deposits. This acquisition allowed us to immediately increase core deposits by a significant amount at an attractive cost. The addition of the TeamBank deposits created increased liquidity and allowed for a reduction in brokered deposits.

•
the opportunities to enhance income and efficiency due to duplications of effort and decentralized processes. Great Southern has historically operated very efficiently, and expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans and foreclosed assets, Great Southern believes that this acquisition will produce positive earnings once various operational functions have been consolidated.

Great Southern expects that the acquisition will positively affect its operating results in the near term. Based on March 31, 2009 information, total assets increased by approximately 22.6%, or $628.2 million, and total deposits increased by approximately 26.6%, or $515.7 million. In addition, FHLB advances increased by approximately 67.2%, or $80.9 million.

Great Southern believes that the transaction will improve the Bank’s net interest margin, as the Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings. The extent to which the Bank’s net interest margin may be adversely affected by a portion of the loans that were acquired and for which the accrual of interest income may cease will be, to a great extent, offset by the loss sharing agreement and the related discounts recorded upon the purchase of the loans.

Based on the loss sharing agreement with the FDIC, Great Southern’s loss on the first $115 million in covered assets that it acquired will be limited to 20%, and thus only $23.0 million in losses could possibly be realized by Great Southern. Any loss on covered assets in excess of the $115 million amount will be limited to five percent, and thus another approximately $16.3 million in losses could possibly be realized by Great Southern. This scenario is based upon no principal being collected from the borrowers on any of the covered assets.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain of $27.8 million, which was included in Non-Interest Income in the March 31, 2009 Consolidated Statement of Operations in Great Southern’s Quarterly Report on Form 10-Q.

SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 prohibits carrying over or creating an allowance for loan losses upon initial recognition. On the acquisition date, the preliminary estimate of the contractually required payments receivable for all SOP 03-3 loans acquired in the acquisition were $118.9 million, the cash flows expected to be collected were $37.8 million including interest, and the estimated fair value of the loans were $31.2 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments. At March 20, 2009, a majority of these loans were valued based on the liquidation value of the underlying collateral, because the expected cash flows are primarily based on the liquidation of underlying collateral and the timing and amount of the cash flows could not be reasonably estimated. There was no allowance for credit losses related to these SOP 03-3 loans at March 20, 2009. On the acquisition date, the preliminary estimate of the contractually required payments receivable for all non-SOP 03-3 loans acquired in the acquisition was $317.0 million, of which $124.7 million of cash flows were not expected to be collected, and the estimated fair value of the loans were $191.6 million.

The loss sharing agreement will likely have a material impact on the cash flows and operating results of Great Southern in both the short term and the long term. In the short term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, Great Southern will cease the accrual of interest in its income accruals, which will affect operating results, and Great Southern will likely no longer receive payments from the borrowers, which will affect cash flows. The loss sharing agreement will not offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after Great Southern exhausts its best efforts at collection, the loss sharing agreement will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreement on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects that Great Southern will specifically experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreement to make payments over time. As the loss sharing agreement covers up to a 10-year period (5 years for non-single family loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. Great Southern believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as Great Southern exhausts its collection efforts under its normal practices. In addition, Great Southern recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the term of the loss sharing agreement and will be dependent upon the timing and success of Great Southern’s collection efforts on the covered assets.

Liquidity and Capital Resources. Great Southern believes that its liquidity position will be improved as a result of this transaction. Great Southern acquired $83.4 million in cash and cash equivalents as well as $111.8 of investment securities.  These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable. These additions to Great Southern’s balance sheet represent additional support for Great Southern’s liquidity needs.

Deposits in the amount of $515.7 million, most of which are considered core deposits, were also assumed. Of this amount, $193.8 million were in the form of highly liquid non-interest bearing transaction accounts, money market and NOW accounts and savings accounts. Certificates of deposit comprised $321.9 million of total deposits, or 62.4%. A maturity analysis indicates that 52% of the total certificates mature before September 30, 2009. Through May 31, 2009, Great Southern has retained substantially all of the deposits assumed, with the exception of approximately $17.7 million of deposits that were originated through a national certificate of deposit internet bulletin board.

At December 31, 2008, Great Southern was “well-capitalized” under relevant regulatory ratios. While the transaction reduces Great Southern’s leverage and total equity-to-total assets ratios, the risk-based capital ratios increase due to the gain recognized to capital as a result of the transaction and the lower risk weighting on loans due to the FDIC guarantees. Great Southern remains “well-capitalized” following the transaction. Great Southern had the following capital ratios at December 31, 2008:

Percentage
Tier 1 leverage ratio	10.05%
Tier 1 risk based capital ratio	13.80%
Total risk based capital ratio	15.05%
Total equity capital / Total assets	8.80%

Utilizing March 31, 2009 information (which includes the effects of this FDIC-assisted transaction), Great Southern’s capital ratios were as follows:

Percentage
Tier 1 leverage ratio	9.74%
Tier 1 risk based capital ratio	13.89%
Total risk based capital ratio	15.14%
Total equity capital / Total assets	7.48%

Statements made in the foregoing discussion, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding Great Southern’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Great Southern’s Annual Report on Form 10-K for the year ended December 31, 2008.

 Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at March 20, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

Great Southern has omitted certain financial information of TeamBank, N.A. required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K,  Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d)	Exhibits
	23.1	Consent of BKD, LLP
	99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at March 20, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date:	June 5, 2009	By: /s/ Joseph W. Turner Joseph W. Turner, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of BKD, LLP
99.2	Audited statement of assets acquired and liabilities assumed in the FDIC-assisted transaction involving TeamBank, N.A. as of March 20, 2009.